                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934





                           Teledyne Technologies, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                -------------------------------------------------
                         (Title of Class of Securities)


                                   879360 10 5
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                 April 13, 2000
        -----------------------------------------------------------------
                        (Date of Event Requiring Filing)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed

    Rule 13d-1(b)
---
 X  Rule 13d-1(c)
---
    Rule 13d-1(d)
---


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                  Page 1 of 8.

        -------------------------                     -------------------------
        CUSIP No. 879360 10 5           13G               Page 2 of 8 Pages
        -------------------------                     -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON


         Singleton Group LLC, I.R.S. No. 95-4786924

--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)[X]

                                                             (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
     NUMBER OF        5      SOLE VOTING POWER
      SHARES
                             0
                      ----------------------------------------------------------
     BENEFICIALLY     6      SHARED VOTING POWER
       OWNED BY
                             1,999,900
                      ----------------------------------------------------------
       EACH           7      SOLE DISPOSITIVE POWER
     REPORTING
                             0
                      ----------------------------------------------------------
     PERSON WITH      8      SHARED DISPOSITIVE POWER

                             1,999,900
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,999,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                       [ ]
         Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.5% of outstanding shares (based on the number of shares outstanding as of April 3, 2000 as reported on Teledyne Technologies, Inc.'s Definitive Proxy Statement filed with the SEC on April 6, 2000).
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

        -------------------------                     -------------------------
        CUSIP No. 879360 10 5           13G               Page 3 of 8 Pages
        -------------------------                     -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON


         William W. Singleton
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)[X]

                                                             (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
     NUMBER OF        5      SOLE VOTING POWER
      SHARES
                             0
                      ----------------------------------------------------------
     BENEFICIALLY     6      SHARED VOTING POWER
       OWNED BY
                             1,999,900
                      ----------------------------------------------------------
       EACH           7      SOLE DISPOSITIVE POWER
     REPORTING
                             0
                      ----------------------------------------------------------
     PERSON WITH      8      SHARED DISPOSITIVE POWER

                             1,999,900
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,999,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                       [ ]
         Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.5% of outstanding shares (based on the number of shares outstanding as of April 3, 2000 as reported on Teledyne Technologies, Inc.'s Definitive Proxy Statement filed with the SEC on April 6, 2000).
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

        -------------------------                     -------------------------
        CUSIP No. 879360 10 5           13G               Page 4 of 8 Pages
        -------------------------                     -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON


         Caroline W. Singleton
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)[X]

                                                             (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------

     NUMBER OF        5      SOLE VOTING POWER
      SHARES
                             0
                      ----------------------------------------------------------
     BENEFICIALLY     6      SHARED VOTING POWER
       OWNED BY
                             1,999,900
                      ----------------------------------------------------------
       EACH           7      SOLE DISPOSITIVE POWER
     REPORTING
                             0
                      ----------------------------------------------------------
     PERSON WITH      8      SHARED DISPOSITIVE POWER

                             1,999,900
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,999,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                       [ ]
         Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.5% of outstanding shares (based on the number of shares outstanding as of April 3, 2000 as reported on Teledyne Technologies, Inc.'s Definitive Proxy Statement filed with the SEC on April 6, 2000).
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

        -------------------------                     -------------------------
        CUSIP No. 879360 10 5           13G               Page 5 of 8 Pages
        -------------------------                     -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON


        Donald E. Rugg
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)[X]

                                                             (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
     NUMBER OF        5      SOLE VOTING POWER
      SHARES
                             45
                     ----------------------------------------------------------
     BENEFICIALLY     6      SHARED VOTING POWER
       OWNED BY
                             1,999,900
                     ----------------------------------------------------------
       EACH           7      SOLE DISPOSITIVE POWER
     REPORTING
                             45
                     ----------------------------------------------------------
     PERSON WITH      8      SHARED DISPOSITIVE POWER

                             1,999,900
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,999,945
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 [ ]

        Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.5% of outstanding shares (based on the number of shares outstanding as of April 3, 2000 as reported on Teledyne Technologies, Inc.'s Definitive Proxy Statement filed with the SEC on April 6, 2000).
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

        -------------------------                     -------------------------
          CUSIP No.   879360 10 5          13G            Page 6 of 8 Pages
        -------------------------                     -------------------------



ITEM 1(a).        NAME OF ISSUER.

         Teledyne Technologies, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

         2049 Century Park East
         Los Angeles, California  90067-3101

ITEMS 2(a)        NAME OF PERSON FILING; ADDRESS OF
AND 2(b).         PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

         Singleton Group LLC
         335 N. Maple Drive, Suite 177
         Beverly Hills, California  90210

         William W. Singleton
         335 N. Maple Drive, Suite 177
         Beverly Hills, California  90210

         Caroline W. Singleton
         335 N. Maple Drive, Suite 177
         Beverly Hills, California  90210

         Donald E. Rugg
         335 N. Maple Drive, Suite 177
         Beverly Hills, California  90210

ITEM 2(c).        CITIZENSHIP.

         The Singleton Group LLC is a Delaware limited liability company. William W. Singleton, Caroline W. Singleton, and Donald E. Rugg are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES.

         Common Stock, $.01 par value per share.

ITEM 2(e).        CUSIP NUMBER.

         879360 10 5


ITEM 3.           FILINGS PURSUANT TO RULES 13D-1(b) OR 13D-2(b):

         N/A.

ITEM 4.           OWNERSHIP.

         The Survivor's Trust of the Singleton Family Trust (the "TRUST") is transferring 1,999,900 shares (the "SHARES") of the common stock, $.01 par value per share (the "COMMON STOCK"), of Teledyne Technologies, Inc. (the "COMPANY") to the Singleton Group LLC, a Delaware limited liability company, of which the Trust is the sole member. William W. Singleton, Caroline W. Singleton and Donald
E. Rugg share voting and dispositive power with respect to the Shares in their capacity as managers of the LLC.

         Each of the Singleton Group LLC, William W. Singleton, Caroline W. Singleton and Donald E. Rugg ("Reporting Persons") may be deemed to beneficially own at least 1,999,900 shares of Common Stock, which constitute 7.5% of the outstanding shares of Common Stock as of April 3, 2000 as reported in the Company's Definitive Proxy Statement filed with the SEC on April 6, 2000. The Reporting Persons share voting and dispositive powers with respect to 1,999,900 shares of Common Stock. Donald E. Rugg owns an additional 45 shares of Common Stock directly, with respect to which he has sole voting and dispositive power.

        -------------------------                     -------------------------
        CUSIP No. 879360 10 5           13G               Page 7 of 8 Pages
        -------------------------                     -------------------------


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         N/A.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         N/A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         N/A.

ITEM 10.          CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                            [Signature Page Follows]

        -------------------------                     -------------------------
        CUSIP No. 879360 10 5           13G               Page 8 of 8 Pages
        -------------------------                     -------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 19, 2000                    Singleton Group LLC, a Delaware
                                          limited liability company


                                          By:  /s/ CAROLINE W. SINGLETON
                                             -----------------------------------
                                               Caroline W. Singleton, Manager


                                               /s/ CAROLINE W. SINGLETON
                                          --------------------------------------
                                                   Caroline W. Singleton


                                               /s/ WILLIAM W. SINGLETON
                                          --------------------------------------
                                                   William W. Singleton


                                               /s/ DONALD E. RUGG
                                          --------------------------------------
                                                   Donald E. Rugg